Exhibit 99.1

Contact:
Susan Ferris
Investor Relations
650-266-3200

CELL GENESYS COMPLETES PATIENT RECRUITMENT FOR FIRST PHASE 3
CLINICAL TRIAL OF GVAX IMMUNOTHERAPY FOR PROSTATE CANCER

SOUTH SAN FRANCISCO, CA, July 10, 2007—Cell Genesys, Inc. (Nasdaq: CEGE) today announced that it has completed recruitment of over 600 patients into VITAL-1, the first of two ongoing Phase 3 clinical trials of GVAX immunotherapy for prostate cancer.

The multi-center, randomized, controlled Phase 3 study in advanced prostate cancer will compare GVAX cancer immunotherapy to Taxotere® (docetaxel) chemotherapy plus prednisone in hormone refractory prostate cancer (HRPC) patients with metastatic disease. The primary endpoint of the trial is an improvement in survival.

“Entering this final stage of patient recruitment for the first of our two Phase 3 clinical trials of GVAX immunotherapy for prostate cancer is an important milestone for the program, and we are very grateful to the men with prostate cancer and their physicians involved in this trial as well as the Cell Genesys employees who have made this possible,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “With the completion of patient recruitment behind us, we can now estimate the timing of the pre-planned interim analysis for the VITAL-1 trial to be in 2008, probably during the first half of the year, and that we will have a sufficient number of events required for the final analysis to follow sometime later in 2009.”

Cell Genesys received Fast Track designation from the U.S. Food and Drug Administration for GVAX immunotherapy for prostate cancer and Special Protocol Assessments for VITAL-1 and VITAL-2, the second ongoing Phase 3 study currently under way at approximately 90 sites in the United States, Canada and Europe. VITAL-2 is enrolling metastatic HRPC patients who are symptomatic with cancer-related pain. The study will compare GVAX cancer immunotherapy plus Taxotere chemotherapy to Taxotere plus prednisone. The primary endpoint of the study is an improvement in survival. The company expects to recruit approximately 600 patients into VITAL-2 and plans to update the timeline for the completion of recruitment by the end of 2007.

Cell Genesys’ ongoing Phase 3 GVAX immunotherapy for prostate cancer program is supported by the median survival results from two, independent, multi-center Phase 2 clinical trials in approximately 115 patients. The subset of patients in these two trials who received the doses comparable to the Phase 3 dose showed median survival of 34.9 months and 35.0 months, respectively. These results also exceeded the predicted survival of 22.5 months and 22.0 months, respectively, as determined by a seven point patient disease characteristic nomogram. The results of the first trial were published in the July 1 issue of Clinical Cancer Research. Results from both studies compare favorably to the previously published median survival of 18.9 months for metastatic HRPC patients treated with Taxotere chemotherapy plus prednisone, the current standard of care. Moreover, as previously reported, the safety profile observed in Phase 2 trials of GVAX immunotherapy for prostate cancer compares favorably with that reported for chemotherapy. The Phase 3 program is designed to confirm a potential survival benefit and safety profile for GVAX immunotherapy for prostate cancer.

About GVAX Immunotherapy for Prostate Cancer
Cell Genesys’ GVAX cancer immunotherapies are whole-cell products that are designed to present the immune system with a broad spectrum of tumor antigens and stimulate an immune response against the patient’s tumor. GVAX immunotherapy for prostate cancer is comprised of two prostate tumor cell lines that have been modified to secrete GM-CSF (granulocyte-macrophage colony stimulating factor), an immune stimulatory hormone which plays a key role in stimulating the body’s immune response, and then are irradiated for safety. GVAX cancer immunotherapy for prostate cancer is being developed as a non patient-specific, “off-the-shelf” pharmaceutical product. The company is currently manufacturing GVAX immunotherapy for prostate cancer in its bioreactor manufacturing facility in Hayward, California, a facility that is also capable of producing the product during its initial commercialization.

About Cell Genesys
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements in this press release which are not strictly historical are forward-looking statements, including statements about the company’s progress, timing and results of clinical trials (such as the analysis for the VITAL-1 trial) and pre-clinical programs, and the nature and prospects of product pipelines.  As such, they are subject to significant risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional funding.  For information about these and other risks which may affect Cell Genesys, please see the company’s Securities and Exchange Commission filings, including Forms 10-K, 10-Q, 8-K, and other SEC filings.  Cell Genesys assumes no obligation to update the forward-looking statements in this press release.

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